Exhibit 99.1

NEWS RELEASE

David Climie VP Marketing Communications Tel: 1 408.988.8276	Susan Shaw Manager, Communications Tel: 1 408.988.8515

PMC-Sierra Appoints Chief Financial Officer

SANTA CLARA, CA, March 1, 2007 – PMC-Sierra, Inc. (Nasdaq:PMCS) today announced that Michael W. Zellner will join the Company on March 2, 2007 as vice president, chief financial officer. Mr. Zellner brings over 25 years of senior management finance experience in the high tech sector. Prior to this appointment, Mr. Zellner was senior vice president of finance and administration and chief financial officer at Wind River Systems, Inc., a device software solutions provider to the electronics industry. In this role, Mr. Zellner was responsible for all finance and administration functions as well as the information technology group, legal and other corporate services. Prior to Wind River, Mr. Zellner was senior director of finance at Applied Materials, Inc. where he was responsible for two separate business units with revenues in excess of $1 billion.

“Michael’s extensive senior financial and administrative management experience in the high tech sector is an excellent fit for PMC-Sierra,” said Bob Bailey, PMC-Sierra’s chairman and CEO. “I am pleased to welcome Michael to the Company and look forward to his contribution to PMC-Sierra’s senior management team.”

Mr. Zellner completed the Stanford Executive Program at the Stanford Graduate School of Business and also holds an MBA and a BBA in accounting from Florida Atlantic University.

About PMC-Sierra

PMC-SierraTM is a leading provider of high-speed broadband communications and storage semiconductors for metro, access, fiber to the home, wireless infrastructure, storage, laser printers, and Fiber access gateway equipment. The company offers worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.